Exhibit 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(k)

Each of the undersigned is individually eligible to use the Schedule 13D to which this Exhibit is attached. The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

NAVIOS MARITIME HOLDINGS INC.		ALPHA MERIT CORPORATION

a Marshall Islands corporation		a Marshall Islands corporation

By:	/s/ Angeliki Frangou	By:	/s/ George Achniotis
Angeliki Frangou, Chief Executive Officer		George Achniotis, President/Director
Date: March 8, 2019		Date: March 8, 2019